Exhibit 99.1
 News Release

Ashland reports preliminary financial results attributable to Ashland for first quarter of fiscal 2017
·	Loss from continuing operations attributable to Ashland was $0.01 per diluted share, compared to earnings of $1.38 per diluted share in the year-ago period
·	Adjusted earnings from continuing operations attributable to Ashland totaled $1.16 per diluted share, compared to $1.41 in the year-ago period
·	Ashland Specialty Ingredients reports year-over-year growth in sales, volume and adjusted EBITDA
·	Ashland Performance Materials logs strong year-over-year volume growth in Composites

COVINGTON, KY, January 26, 2017 – Ashland Global Holdings Inc. (NYSE: ASH), a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, and also the majority owner of Valvoline Inc. (NYSE: VVV), today announced preliminary(1) financial results for the first quarter of fiscal 2017.

Quarterly Highlights
(in millions except per-share amounts)	Quarter Ended Dec. 31,
	2016	2015
Operating income	$137	$151
Key items*	23	13
Adjusted operating income*	$160	$164
Income from continuing operations	$10	$91
Key items*	73	3
Adjusted income from continuing operations	$83	$94
Net income	$10	$89
Adjusted EBITDA*	$215	$247
Diluted earnings (loss) per share (EPS)
From net income (loss)	$(0.01)	$1.35

From continuing operations	$(0.01)	$1.38
Key items*	1.17	0.03
Adjusted EPS from continuing operations*	$1.16	$1.41

Cash flows provided by operating activities from continuing operations	$12	$66
Free cash flow*	(31)	13

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations. Certain figures exclude Ashland’s non-controlling interest in Valvoline Inc.

“We were pleased that Ashland Specialty Ingredients returned to sales, volume and adjusted earnings growth in the first quarter. This performance was primarily driven by growth across several key end markets, both in industrial and consumer, as well as good cost discipline,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “In addition, Ashland Performance Materials reported earnings results that were better than expected due to strong Composites volume. Meanwhile, Valvoline kicked off its first full quarter as a public company with strong growth in lubricant gallons, sales and earnings. Overall, Ashland’s performance in the first quarter reflects a solid start to the fiscal year.”

First Quarter Fiscal 2017 Results
For the quarter ended December 31, 2016, the company reported earnings from continuing operations of $10 million, which includes $11 million of earnings attributable to Ashland’s non-controlling interest in Valvoline Inc., on sales of nearly $1.2 billion. These results included five key items that together reduced income from continuing operations attributable to Ashland by approximately $73 million, net of tax, or $1.17 per diluted share. The majority of this impact came from costs associated with the early retirement of debt and the Valvoline separation. For the year-ago quarter, the company reported earnings from continuing operations of $91 million, or $1.38 per diluted share, on sales of nearly $1.2 billion. There were three key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations attributable to Ashland by $3 million after tax, or $0.03 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations attributable to Ashland in the first quarter of fiscal 2017 was $1.16 per diluted share, versus $1.41 per diluted share for the year-ago quarter.

Consolidation of Valvoline Inc. Results
Ashland completed the initial public offering of Valvoline Inc. on September 28, 2016, and Valvoline’s results are consolidated into Ashland’s results for the first quarter of fiscal 2017. Valvoline’s net income attributable to Ashland’s non-controlling interest of $11 million, or $0.17 per year-ago diluted share, and adjusted EBITDA of $21 million are excluded from Ashland’s results. Ashland currently owns an approximately 83 percent controlling interest in the recently formed public company and, subject to market conditions and other factors, the company presently intends to distribute the remaining Valvoline Inc. shares following the release of March-quarter earnings results by both Ashland and Valvoline. Once the anticipated distribution occurs, nearly all Valvoline results for all historical periods, including the quarter in which the distribution occurs, will be reclassified into Ashland discontinued operations.

Reportable Segment Performance
To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments, other than Valvoline, are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release. (For a more detailed review of the segment results, please refer to the Investor Relations section of ashland.com to review the slides and prepared remarks filed with the Securities and Exchange Commission in conjunction with this earnings release.) In addition, although Ashland provides forward-looking guidance for adjusted EBITDA, Ashland is not reaffirming or providing forward-

looking guidance for U.S. GAAP-reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Ashland Specialty Ingredients (ASI) reported sales growth of 1 percent, to $482 million, and volume growth of 6 percent, driven primarily by broad-based growth within Industrial Specialties and certain key Consumer Specialties end markets. ASI’s adjusted EBITDA also grew 1 percent, to $95 million, compared to a year ago, consistent with the outlook provided in November. Adjusted EBITDA margin was consistent at 19.7 percent during what is ASI’s seasonally slowest quarter. Within Industrial Specialties, volume rose 9 percent and sales climbed 6 percent as all end markets – coatings, adhesives, construction, energy and performance specialties – showed solid gains. Consumer Specialties volume declined 2 percent and sales fell 3 percent, with the latter largely due to mix, pricing and foreign currency. Consumer Specialties continued to drive growth across multiple end markets, notably hair care and oral care, while results in the pharma end market were consistent with the strong year-ago period.

For fiscal 2017, ASI continues to expect to report improved growth and profitability. Adjusted EBITDA is expected to be in the range of $480-$510 million, which is unchanged from the outlook provided in November. ASI is taking actions to compensate for the negative impact of rising raw-material costs and foreign currency fluctuations through cost discipline and commercial excellence initiatives such as value-based pricing.  For the second quarter, sales are expected to be in the range of $530-$545 million. Adjusted EBITDA margin in the second quarter is expected to be in the range of 24-25 percent, versus 24 percent in the year-ago quarter.

Ashland Performance Materials (APM) reported sales of $222 million in the first quarter, while adjusted EBITDA came in better than expected at $21 million due to strong volume growth in Composites. Composites volume grew 7 percent, with gains reported across all regions. I&S results were well below prior year, reflecting lower butanediol (BDO) pricing and approximately $9 million in incremental manufacturing costs related to a planned catalyst change at the company’s BDO facility in Lima, Ohio. In total, I&S volumes declined 3 percent and sales fell 14 percent as a result of substantially lower selling prices. However, the company began to see the impact of recent BDO price increases, announced by both Ashland and other global producers, during the first quarter. While derivatives pricing continued to decline throughout the first quarter, prices appear to have stabilized more recently.

For fiscal 2017, APM continues to expect adjusted EBITDA to be in the range of $95-$105 million. This range is unchanged from the outlook provided in November. In I&S, APM continues to expect BDO and related derivatives pricing to remain well below prior-year levels through the first three quarters of fiscal 2017.

For the second quarter of fiscal 2017, APM expects sales to be in the range of $230-$250 million and adjusted EBITDA margin to be in the range of 9.5-10.5 percent, reflecting the year-over-year decline in pricing for BDO and related derivatives.

Valvoline continued to perform well in the first quarter, with strong growth in lubricant gallons, sales and earnings. For more information on Valvoline’s results, please see Valvoline’s first-quarter earnings release dated January 26, 2017. For the second quarter of fiscal 2017, Valvoline anticipates aggregate adjusted EBITDA from operating segments of $106-$111 million. This EBITDA excludes $17 million of estimated net pension and other post-retirement benefit income which, when consolidated with Ashland, is reported under the corporate unallocated and other segment.

Ashland’s effective tax rate for the December 2016 quarter, after adjusting for key items, was 30 percent, slightly higher than the 26-28 percent previously expected due to geographic mix of earnings. For the second quarter of fiscal 2017, on a consolidated basis and including Valvoline, the effective tax rate is expected to be approximately 28-29 percent. For fiscal 2017, excluding Valvoline, Ashland expects an adjusted effective tax rate of 10-15 percent, reflecting Ashland’s global footprint.

Outlook
“With the planned final separation of Valvoline just a few months away, our entire organization is squarely focused on delivering against Ashland’s 2017 plan and positioning the company for profitable growth as a pure-play specialty chemicals company,” Wulfsohn said.

“In addition to completing the Valvoline separation, Ashland has two core priorities for the year ahead. The first is to deliver on our fiscal 2017 plan. This plan includes mid-single-digit EBITDA growth at ASI, stabilizing pricing within the I&S division at APM, and taking aggressive action to reduce year-over-year SG&A through previously announced cost-savings initiatives. Our second core priority is to ‘pivot’ to becoming the leading premier specialty chemicals company. We will do this by capitalizing on our highly differentiated portfolio of specialty ingredients, delivering top-quartile EBITDA margins and growth, and consistently driving strong cash conversion.

“Innovation will play a critical role. To accelerate progress in this important area, we recently launched a multifunctional engagement team. This team is tasked with increasing ASI’s sales from new products by expanding the size of the innovation pipeline and accelerating the rate at which we commercialize these new technologies. At the same time, our commercial leadership team is working to ensure Ashland’s sales teams capture the true value of our market-leading technology and drive share gains through a focused commercial excellence program. Additionally, we must continue to execute on our previously announced cost-savings initiatives. We look forward to discussing Ashland’s strategy, metrics and financial outlook in greater detail during our planned investor conference in New York City this spring,” Wulfsohn said.

Ashland plans to host an Investor Day at the JW Marriott Essex House at 160 Central Park South in New York City on Monday, May 1, 2017. More details will be available at a later date.

Conference Call Webcast
Ashland will host a live webcast of its first-quarter conference call with securities analysts at 9 a.m. EST Friday, January 27, 2017. The webcast will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are 6,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Ashland also maintains a controlling interest in Valvoline Inc. (NYSE: VVV), a premium consumer-branded lubricant supplier. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include statements relating to the status of the separation process and the expected completion of the separation through the subsequent distribution of Valvoline common stock. In addition, Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the separation of Ashland’s specialty chemicals business and Valvoline Inc. (“Valvoline”), the initial public offering of 34,500,000 shares of Valvoline common stock (the “IPO”), the expected timetable for completing the separation, the strategic and competitive advantages of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the separation will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; regulatory, market or other factors and conditions affecting the distribution of Ashland’s remaining interests in Valvoline; the potential for disruption to Ashland’s business in connection with the separation; the potential that Ashland does not realize all of the expected benefits of the IPO, new holding company reorganization or separation; Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); and severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov, as well as risks related to the separation that are described in the Form S-4 filed with the SEC, which is available on Ashland’s website or on the SEC’s website, and Valvoline’s Form S-1 filed with the SEC, available on the SEC’s website.  Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

SMService mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2016	2015

Sales	$1,193	$1,163
Cost of sales	807	771
GROSS PROFIT	386	392
Selling, general and administrative expense	239	224
Research and development expense	23	25
Equity and other income	13	8
OPERATING INCOME	137	151
Net interest and other financing expense	132	42
Net gain (loss) on divestitures	(1)	2
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	4	111
Income tax expense (benefit)	(6)	20
INCOME FROM CONTINUING OPERATIONS	10	91
Loss from discontinued operations (net of taxes)	-	(2)
NET INCOME	10	89
Net income attributable to noncontrolling interest	11	-
NET INCOME (LOSS) ATTRIBUTABLE TO ASHLAND	$(1)	$89

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations attributable to Ashland	$(0.01)	$1.38
Loss from discontinued operations	-	(0.03)
Net income (loss) attributable to Ashland	$(0.01)	$1.35

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	62	66

SALES
Specialty Ingredients	$482	$476
Performance Materials	222	231
Valvoline	489	456
	$1,193	$1,163

OPERATING INCOME (LOSS)
Specialty Ingredients	$40	$38
Performance Materials	8	24
Valvoline	99	92
Unallocated and other	(10)	(3)
	$137	$151

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	December 31	September 30
	2016	2016
ASSETS
Current assets
Cash and cash equivalents	$704	$1,188
Accounts receivable	858	894
Inventories	666	671
Other assets	106	113
Total current assets	2,334	2,866

Noncurrent assets
Property, plant and equipment
Cost	4,283	4,343
Accumulated depreciation	2,097	2,119
Net property, plant and equipment	2,186	2,224

Goodwill	2,348	2,401
Intangibles	1,026	1,064
Restricted investments	297	292
Asbestos insurance receivable	194	196
Equity and other unconsolidated investments	60	57
Deferred income taxes	199	177
Other assets	419	420
Total noncurrent assets	6,729	6,831

Total assets	$9,063	$9,697

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$92	$170
Current portion of long-term debt	15	19
Trade and other payables	458	541
Accrued expenses and other liabilities	451	486
Total current liabilities	1,016	1,216

Noncurrent liabilities
Long-term debt	2,825	3,055
Employee benefit obligations	1,040	1,080
Asbestos litigation reserve	674	686
Deferred income taxes	69	69
Other liabilities	438	426
Total noncurrent liabilities	5,046	5,316

Total equity	3,001	3,165

Total liabilities and equity	$9,063	$9,697

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2016	2015
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$10	$89
Loss from discontinued operations (net of taxes)	-	2
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	77	83
Original issue discount and debt issuance cost amortization	95	3
Deferred income taxes	2	3
Equity income from affiliates	(4)	(4)
Distributions from equity affiliates	-	5
Stock based compensation expense	6	8
Gain on early retirement of debt	(3)	-
Gain on available-for-sale securities	(3)	(2)
Net loss (gain) on divestitures	1	(2)
Pension contributions	(3)	(4)
Gain on post-employment plan remeasurement	(10)	-
Change in operating assets and liabilities (a)	(156)	(115)
Total cash provided by operating activities from continuing operations	12	66

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(43)	(53)
Proceeds from disposal of property, plant and equipment	-	1
Purchase of operations - net of cash acquired	-	(4)
Uses from sale of operations or equity investments	-	(2)
Net purchases of funds restricted for specific transactions	(2)	-
Reimbursements from restricted investments	-	7
Proceeds from the settlement of derivative instruments	4	7
Total cash used by investing activities from continuing operations	(41)	(44)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Repayment of long-term debt	(318)	(14)
Premium on long-term debt repayment	(5)	-
Proceeds (repayment) from short-term debt	(78)	319
Repurchase of common stock	-	(500)
Debt issuance costs	(4)	-
Cash dividends paid	(24)	(24)
Distributions to noncontrolling interest	(2)	-
Excess tax benefits related to share-based payments	(4)	-
Total cash used by financing activities from continuing operations	(435)	(219)
CASH USED BY CONTINUING OPERATIONS	(464)	(197)
Cash used by discontinued operations
Operating cash flows	(12)	(10)
Investing cash flows	-	-
Effect of currency exchange rate changes on cash and
cash equivalents	(8)	(11)
DECREASE IN CASH AND CASH EQUIVALENTS	(484)	(218)
Cash and cash equivalents - beginning of period	1,188	1,257
CASH AND CASH EQUIVALENTS - END OF PERIOD	$704	$1,039

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$55	$61
Performance Materials	13	13
Valvoline	9	9
	$77	$83
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$26	$43
Performance Materials	5	4
Valvoline	9	5
Unallocated and other	3	1
	$43	$53

(a) Excludes changes resulting from operations acquired or sold.

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2016	2015
SPECIALTY INGREDIENTS
Sales per shipping day	$7.9	$7.7
Metric tons sold (thousands)	72.6	68.7
Gross profit as a percent of sales (a)	32.0%	32.9%
PERFORMANCE MATERIALS
Sales per shipping day	$3.6	$3.7
Metric tons sold (thousands)	110.6	106.2
Gross profit as a percent of sales (a)	15.4%	22.1%
VALVOLINE
Lubricant sales (gallons)	43.1	40.4
Premium lubricants (percent of U.S. branded volumes)	47.2%	43.0%
Gross profit as a percent of sales (a)	37.9%	38.3%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Global Holdings Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended December 31, 2016
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Separation costs	$-	$-	$-	$(28)	$(28)
Gain on post-employment plan remeasurement	-	-	-	10	10
Legal reserve	-	-	-	(5)	(5)
All other operating income	40	8	99	13	160
Operating income (loss)	40	8	99	(10)	137

NET INTEREST AND OTHER FINANCING EXPENSE
Financing costs				92	92
All other interest and other financing expense				40	40

NET LOSS ON DIVESTITURES				(1)	(1)

INCOME TAX EXPENSE (BENEFIT)
Key items				(43)	(43)
Discrete items				1	1
All other income tax expense				36	36
				(6)	(6)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$40	$8	$99	$(137)	$10

	Three Months Ended December 31, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and separation costs	$3	$-	$-	$(6)	$(3)
Legal reserve	-	-	-	(10)	(10)
All other operating income	35	24	92	13	164
Operating income (loss)	38	24	92	(3)	151

NET INTEREST AND OTHER FINANCING EXPENSE				42	42

NET GAIN ON DIVESTITURES				2	2

INCOME TAX EXPENSE (BENEFIT)
Key items				(4)	(4)
Discrete items				(6)	(6)
All other income tax expense				30	30
				20	20
INCOME (LOSS) FROM CONTINUING OPERATIONS	$38	$24	$92	$(63)	$91

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2016	2015
Total cash flows provided by operating activities
from continuing operations	$12	$66
Adjustments:
Additions to property, plant and equipment	(43)	(53)
Free cash flows	$(31)	$13

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Adjusted EBITDA - Ashland Global Holdings Inc.	2016	2015
Net income	$10	$89
Income tax expense (benefit)	(6)	20
Net interest and other financing expense	132	42
Depreciation and amortization (a)	77	81
EBITDA	213	232
Loss from discontinued operations (net of taxes)	-	2
Net income attributable to noncontrolling interest	(11)	-
Adjusted EBITDA adjustments attributable to noncontrolling interest (b)	(10)	-
Operating key items (see Table 5)	23	13
Adjusted EBITDA	$215	$247

Adjusted EBITDA - Specialty Ingredients
Operating income	$40	$38
Add:
Depreciation and amortization (a)	55	59
Key items (see Table 5)	-	(3)
Adjusted EBITDA	$95	$94

Adjusted EBITDA - Performance Materials
Operating income	$8	$24
Add:
Depreciation and amortization	13	13
Key items (see Table 5)	-	-
Adjusted EBITDA	$21	$37

Adjusted EBITDA - Valvoline
Operating income	$99	$92
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$108	$101

(a)	Depreciation and amortization excludes accelerated depreciation of $2 million for Specialty Ingredients for the three months ended December 31, 2015, which is included as a key item within this table.
(b)
Includes certain items attributable to the approximately 17% noncontrolling interest in Valvoline Inc. such as income tax expense, net interest and other financing expense, depreciation and amortization, separation costs and the gain on post-employment plan remeasurement.